Exhibit (a)(1)(C)

THE KEYW HOLDING CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

FACSIMILE ELECTION FORM

THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON JULY 14, 2016,

UNLESS THE OFFER IS EXTENDED

Eligible Participants may submit election forms via the offer website or by facsimile. Before completing and signing this election form, please make sure you received, read and understand the documents that comprise this offer to exchange certain outstanding options for restricted stock units (the “Exchange Program”), including (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”); (2) the launch email, dated June 15, 2016, announcing this Exchange Program; and (3) this election form, together with its instructions (together, the “Offer Documents”). The Exchange Program is subject to the terms of these Offer Documents, as they may be amended. The Exchange Program provides eligible participants the opportunity to exchange eligible options for a lesser number of restricted stock units (“RSUs”) with a different vesting schedule as set forth in Section 9 of the Offer to Exchange. This Exchange Program expires at 5:00 p.m., Eastern Time, on July 14, 2016, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the Offer Documents, if you elect to exchange your eligible options, the number of RSUs you receive will depend on the number of shares subject to eligible options that you elect to exchange pursuant to the Exchange Program and the exchange ratio, as described in Section 2 of the Offer to Exchange. If you participate in this Exchange Program, you may exchange outstanding options granted to you by KEYW with a per share exercise price equal to or greater than $11.18 under The KEYW Holding Corporation 2009 Stock Incentive Plan or The KEYW Holding Corporation’s Amended and Restated 2013 Stock Incentive Plan, that remain outstanding and unexercised as of the expiration date of the Exchange Program, currently expected to be July 14, 2016. None of the RSUs will be vested on the date of grant and will vest on the one-year anniversary of the RSU grant date. If you do not remain an employee of KEYW or its subsidiaries through the date your RSUs vest, you will not receive the shares subject to the RSUs. Instead, your RSUs will expire immediately upon your termination.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE EXCHANGE PROGRAM AS SET FORTH IN THE OFFER DOCUMENTS. Please be sure to follow the instructions, which follow.

To participate in the Exchange Program, you must complete and submit your election form via KEYW’s Exchange Program website or by facsimile by 5:00 p.m., Eastern Time, on July 14, 2016 (unless we extend the Exchange Program). We prefer that you submit your election form electronically via the Exchange Program website. However, if you choose not to use the Exchange Program website process, you may print this election form, properly complete, sign and date this election form, and return it via facsimile to (443) 733-1801 by 5:00 p.m., Eastern Time, on July 14, 2016 (unless we extend the Exchange Program). Only responses that are properly completed, signed (electronically or otherwise) and actually received via the Exchange Program website or by facsimile by KEYW prior to the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

You may change your mind after you have submitted an election form and withdraw some or all of your eligible options (on a grant-by-grant basis) from the Exchange Program at any time by submitting a new election form before the expiration date. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration of the Exchange Program.

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If you would like to participate in this Exchange Program by submitting your election form via facsimile, please indicate your election by checking one of the boxes below and completing and signing this election form. Personalized information regarding your eligible option grants will be available in your eligible option schedule via the Exchange Program website. If you are unable to access your eligible option schedule via the Exchange Program website, you may contact KEYW’s Corporate Secretary by email at optionexchange@keywcorp.com or by phone at (443) 733-1600.

Please check the appropriate box:

☐	Yes, I wish to participate in the Exchange Program as to ALL of my eligible option grants.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be July 14, 2016.

☐	Yes, I wish to participate in the Exchange Program as to my eligible option grants listed below (please list):

(Previously submitted election forms, if any, will be disregarded upon submitting a new, properly completed election form. As a result, any new election form must indicate all eligible option grants you wish to exchange in the Exchange Program.)

Option Grant Number	Grant Date

My eligible option grants that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be July 14, 2016.

OR

☐	No, I wish to REJECT the offer with respect to all of my eligible option grants.

If I previously have accepted the offer with respect to some or all of my eligible options, this will act as a withdrawal of that acceptance and I will not participate in the Exchange Program.

I understand that this election form will replace in its entirety any election I previously submitted.

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SUBMIT THIS ELECTION FORM NO LATER THAN 5:00 P.M., EASTERN TIME,

ON JULY 14, 2016 (UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions

1.     I agree that my decision to accept or reject the Exchange Program with respect to some or all of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange and the Offer Documents.

2.    I understand that I may change my election at any time by completing and submitting a new election form no later than 5:00 p.m., Eastern Time, on July 14, 2016 (unless the Exchange Program is extended), and that any election form submitted and/or received after such time will be void and of no further force and effect.

3.    If my employment or other service with KEYW or its subsidiaries terminates before the Exchange Program expires, I understand that my exchange election will be cancelled and I will not receive the new RSU grant. I understand that, if this occurs, no changes will be made to the terms of my current stock options and such stock options will be treated as if I had declined to participate in the Exchange Program.

4.    I understand and agree that if my employment with KEYW or any of its subsidiaries ends for any reason (whether or not in breach of local labor laws) after I receive the new RSU grant, my exchange election will have been processed and my new RSU grant will have the applicable terms and conditions, including the vesting requirements and schedule, as described in the Offer to Exchange. I further understand and agree that if I leave KEYW prior to the one-year anniversary of the date of grant, my RSUs will be forfeited.

5.    I agree that decisions with respect to future grants under any KEYW equity compensation plan will be at the sole discretion of KEYW.

6.    I agree that: (i) the Exchange Program is discretionary in nature and may be suspended or terminated by KEYW, in accordance with the terms set forth in the Offer Documents, at any time prior to the expiration of the Exchange Program; (ii) KEYW may, at its discretion, refuse to accept my election to participate; and (iii) the Exchange Program is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

7.    I agree that: (i) the value of any RSUs and participation in the Exchange Program made pursuant to the Exchange Program is an extraordinary item of income which is outside the scope of my employment contract or other service contract, if any; (ii) the value of any RSUs granted pursuant to the Exchange Program is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for KEYW, any subsidiary or affiliate of KEYW or my current employer or entity with which I am engaged to provide services.

8.    Neither my participation in the Exchange Program nor this election will be construed so as to grant me any right to remain in the employ of KEYW or any of its subsidiaries and will not interfere with the ability of my current employer, or applicable entity with which I am engaged to provide services, to terminate my employment or other service relationship at any time with or without cause (subject to the terms of my employment contract or other service contract, if any).

9.    Neither my participation in the Exchange Program nor this election will be interpreted to form an employment or service contract or relationship with KEYW or any subsidiary or affiliate of KEYW.

10.  I understand that the future value of the shares of KEYW’s common stock underlying the RSUs is unknown and cannot be predicted with certainty.

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11.    Regardless of any action that KEYW or a subsidiary or affiliate of KEYW takes with respect to any or all federal, state and local income tax, social insurance and social security liabilities or premium, payroll tax or other tax-related withholding related to the Exchange Program and RSUs (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. I further acknowledge that KEYW (i) makes no representations or undertakings regarding the treatment of any Applicable Withholdings in connection with any aspect of the Exchange Program and the RSUs, including, but not limited to, the exchange of eligible options for RSUs, the grant, vesting or settlement of the RSUs, the issuance of shares upon settlement of the RSUs, the subsequent sale of shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the Exchange Program or any aspect of the RSUs to reduce or eliminate my liability for Applicable Withholdings or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of grant of my eligible options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that KEYW and/or my employer or entity with which I am engaged to provide services (or former employer or entity, as applicable) may be required to withhold or account for Applicable Withholdings in more than one jurisdiction. I authorize KEYW and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales or other cash payment paid to me by KEYW and/or its subsidiaries. Finally, I agree to pay to KEYW or its subsidiary any amount of Applicable Withholdings that KEYW or its subsidiary may be required to withhold as a result of my participation in the Exchange Program and the grant of RSUs if KEYW does not satisfy the Applicable Withholding through other means. KEYW may refuse to issue or deliver the shares subject to RSUs that I receive pursuant to the Exchange Program, if I fail to comply with my obligations in connection with the Applicable Withholdings.

12.    I acknowledge and agree that none of KEYW or a subsidiary or affiliate of KEYW, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the Offer Documents.

13.    I agree that participation in the Exchange Program is governed by the terms and conditions set forth in the Offer Documents and this election form. I acknowledge that I have received the Offer Documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisers before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of KEYW upon any questions relating to the Exchange Program and this election form will be given the maximum deference permitted by law.

14.    I agree that the terms of the RSUs, if any, that I receive pursuant to the Exchange Program will be subject to the terms and conditions of the applicable RSU agreement.

15.    I understand and agree that the Exchange Program and the RSUs granted pursuant to the Exchange Program are governed by, and subject to, the laws of the State of Maryland, without regard to its conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Exchange Program or the grant of RSUs, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that such litigation will be conducted only in the state courts having situs in Baltimore, Maryland, or the federal courts for the United States for the District of Maryland, and no other courts where this grant is made and/or to be performed.

16.    I understand that I may submit my election form via facsimile and if I submit my election form via facsimile, KEYW intends to send me a confirmation of receipt of my election form by email at the email address as I have provided to KEYW below, within 2 business days after KEYW receives my election form. I understand that if I submit my election form via the Exchange Program website, the confirmation statement provided on the Exchange Program website will provide additional evidence of my election form and that I should print and keep a copy of such election confirmation for my records. If I do not receive a confirmation from KEYW, I understand that it is my responsibility to ensure that my election form has been received no later than 5:00 p.m., Eastern Time, on July 14, 2016. I understand that only responses that are properly completed, signed (electronically or otherwise), dated and actually received by KEYW by the deadline will be accepted.

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(Required)

☐  I acknowledge and agree with the terms and conditions stated above and as set forth in the Offer Documents comprising this Exchange Program.

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Employee Signature	Date

Employee Name (Please Print)	Employee Email Address

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